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                                                                   EXHIBIT 99.1

INVESTOR RELATIONS CONTACTS
Yvonne Donaldson                                     Bob Joyce
BindView Corporation                                 FitzGerald Communications
Tel: (713) 561-4023                                  Tel: (617) 585-2298
Fax: (713) 561-1023                                  Fax: (617) 488-9501
yvonne.donaldson@bindview.com                        bjoyce@fitzgerald.com
http://www.bindview.com

FOR IMMEDIATE RELEASE

      BINDVIEW PROVIDES PRELIMINARY REVENUE EXPECTATIONS FOR THIRD QUARTER
                  AND UPDATED GUIDANCE FOR SECOND HALF OF 2003

         HOUSTON -- OCTOBER 13, 2003 -- BindView Corporation (NASDAQ: BVEW), a leading provider of policy compliance, vulnerability management and directory administration solutions, announced today estimated revenues for the third quarter ended September 30, 2003 will range between $15.4 million and $15.6 million, compared with previously announced revenue expectations of greater than $15.9 million.

         The Company currently expects revenues for the second half of the year to range between $35.0 million and $39.0 million ($19.5 million to $23.5 million for the fourth quarter), compared with its previously announced target of $39 million for the second half of 2003. At the high end of this range, revenues for full-year 2003 will total $67 million, in line with the Company's previously announced estimates for 2003. The Company expects net results for the second half to range between a net loss of $0.5 million ($0.01 per share) and net income of $3.3 million ($0.07 per share).

      "Our previous revenue expectation of $39 million for the second half was based on higher sales efficiency and close rates than we experienced during the quarter," commented Eric Pulaski, president and CEO. "While we continue to believe there is sufficient revenue opportunity in the working pipeline to meet our previous estimates, certain sales geographies are performing below expectations, and the timing of large transactions continues to be challenging."

      "We have upgraded the sales teams in underperforming geographies, and anticipate improved results during the current quarter and productivity on par with our other sales teams in early 2004. We believe our ability to achieve the high end of our current estimates will depend on improving our overall sales efficiency and close rates on large transactions in the working pipeline."

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         The Company plans to release its third quarter results, as well as provide more specific comments on the third quarter and expectations for the fourth quarter, after the stock market closes on Oct. 23, 2003. A conference call led by BindView President and Chief Executive Officer Eric Pulaski will be held at 4:00 p.m. CDT following the announcement.

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         Date/Time:                   Oct. 23, 2003 - 4:00 p.m. CDT

         Dial-In Numbers:             1-877-502-9273; Code 544457            (for domestic callers)
                                      +1-913-981-5582; Code 544457           (for international callers)

         Replay Numbers:              1-888-203-1112; Code 544457            (for domestic callers)
                                      +1-719-457-0820; Code 544457           (for international callers)
                                      Available from 7:00 p.m. CDT, Oct. 23, until Nov. 1, 2003
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         A live webcast will be provided on the BindView Web site at
http://www.bindview.com/About/IR/Calls.cfm/. Additional investor information can be accessed on the BindView Web site or by contacting Investor Relations at
713-561-3000.

ABOUT BINDVIEW CORPORATION

         BindView Corporation is a leading provider of proactive business policy, IT security and directory management software worldwide. BindView solutions and services enable customers to centralize and automate policy compliance, vulnerability assessment, directory administration and migration across the entire organization. With BindView insight at workTM, customers benefit from reduced risk and improved operational efficiencies with a verifiable return on investment. More than 20 million licenses have shipped to 5,000 companies worldwide, spanning all major business segments and the public sector. Contact BindView via email at info@bindview.com or visit our Web site at http://www.bindview.com/. BindView can be reached at 800-749-8439 or 713-561-4000.



Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission

Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.